Protective Life Corporation Post Office Box 2606 Birmingham, Alabama 35202 205-268-1000

March 24, 2006

Dear Share Owners:

It is my pleasure to invite you to Protective’s annual meeting of share owners. We will hold the meeting on Monday, May 1, 2006 at 10:00 a.m., Central Time, at our home office in Birmingham, Alabama. At this meeting, we will consider the matters described in the proxy statement and review the major developments since our last share owners’ meeting.

This booklet includes the notice of annual meeting and our proxy statement. The proxy statement describes the business that we will conduct at the meeting and provides information about Protective. Our 2005 Annual Report to Share Owners is also enclosed.

Your vote is important to us, no matter how many shares you own. You may vote over the Internet, by telephone or by using a traditional proxy card. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted your proxy.

We look forward to your participation.

Sincerely yours,

JOHN D. JOHNS
Chairman of the Board, President
and Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF SHARE OWNERS

Date:	Monday, May 1, 2006
Time:	10:00 a.m. Central Time
Place:	Protective Life Corporation 2801 Highway 280 South Birmingham, Alabama 35223

Dear Share Owners:

At the annual meeting, we will ask you to:

•       Elect 12 directors,

•       Ratify the appointment of PricewaterhouseCoopers LLP as Protective’s independent accountants, and

•       Transact any other business that may be properly presented at the meeting.

You may vote at the annual meeting if you were a share owner of record at the close of business on March 3, 2006.

The annual meeting may be postponed by an announcement at the meeting, and reconvened at a later time. Any business for which this notice is given may be transacted at the subsequent meeting.

By Order of the Board of Directors,

DEBORAH J. LONG
Secretary
March 24, 2006

TABLE OF CONTENTS

PAGE
LETTER FROM CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER
NOTICE OF 2006 ANNUAL MEETING OF SHARE OWNERS
PROXY STATEMENT
ABOUT THE ANNUAL MEETING	1
PROPOSALS
Proposal 1. Election of Directors	4
Proposal 2. Ratification of Appointment of Independent Accountants	6
BOARD STRUCTURE & CORPORATE GOVERNANCE
Board of Directors & Its Committees	7
Compensation of Non-Employee Directors	11
Board Composition, Qualifications & Nominations	11
Compensation Committee Interlocks & Insider Participation	12
Corporate Governance	12
SECURITY OWNERSHIP
Beneficial Ownership	14
Section 16(a) Beneficial Ownership Reporting Compliance	16
EXECUTIVE COMPENSATION	16
REPORTS
Audit Committee Report	20
Compensation & Management Succession Committee Report on Executive Compensation	22
PERFORMANCE COMPARISON	26
GENERAL INFORMATION
Householding	28
Other Information	28

PROXY STATEMENT

The Board of Directors is soliciting proxies to be used at our annual meeting of share owners. We will hold the annual meeting on Monday, May 1, 2006, beginning at 10:00 a.m., Central Time, at our home office at 2801 Highway 280 South, Birmingham, Alabama 35223. This proxy statement and the enclosed form of proxy are being mailed to our share owners beginning on or about March 24, 2006.

“We,” “our” and “Protective” each refers to Protective Life Corporation.

ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy or a proxy card.

What is a proxy statement?

A proxy statement is a document that the Securities and Exchange Commission (“SEC”) requires us to give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, share owners will act upon the proposals outlined in the notice of meeting, including the election of directors and ratification of the appointment of Protective’s independent accountants. Also, Protective’s management will report on our performance during the last fiscal year and respond to appropriate questions from share owners.

What is the record date and what does it mean?

The record date for the annual meeting is March 3, 2006. Our Board of Directors establishes the record date. Holders of common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the meeting.

How many shares are entitled to vote at the annual meeting?

On March 3, 2006, 69,910,031 shares of common stock were outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on each proposal.

What happens if the meeting is postponed or adjourned?

The meeting may be postponed or adjourned by an announcement at the meeting. If this happens, the proxies may vote your shares at the subsequent meeting as well, unless you have revoked your voting instructions.

What constitutes a quorum at the meeting?

The holders of a majority of the outstanding shares of common stock, present in person or represented by proxy at the meeting, will constitute a quorum for transacting business.

What is the difference between a share owner of record and a “street name” holder?

If your shares are registered directly in your name with The Bank of New York, Protective’s stock transfer agent, you are considered the share owner of record of those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are a share owner of record, you can give a proxy to be voted at the meeting either:

•       over the telephone by calling a toll-free number;

•       electronically by using the Internet; or

•       by mailing the enclosed proxy card.

We set up the telephone and Internet voting procedures for your convenience. We designed these procedures to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a share owner of record and you would like to vote by telephone or the Internet, please refer to the instructions on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, your shares will be voted as you direct.

If you hold your shares in street name, your broker or nominee will vote your shares as you direct. You must give your voting instructions in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What does it mean if I get more than one proxy card?

If you get more than one proxy card, it means that your shares are registered differently and are in more than one account. Please sign and return all proxy cards to be sure that all of your shares are voted.

Can I vote my shares in person at the meeting?

Yes. If you are a share owner of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, if you are a street name holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote for some nominees and against others. The proposal related to the election of directors is described in this proxy statement beginning at page 4.

For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Protective’s independent accountants, you may vote for the proposal or against the proposal, or abstain from voting on the proposal. This proposal is described in this proxy statement beginning at page 6.

What are the Board’s recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), and FOR ratifying the appointment of PricewaterhouseCoopers LLP as Protective’s independent accountants (Proposal 2).

What if I do not specify how I want my shares voted?

If you sign and return your proxy card but do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, they will be voted FOR all of the nominees for director (Proposal 1), and FOR ratifying the appointment of PricewaterhouseCoopers LLP as Protective’s independent accountants (Proposal 2).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•       by submitting written notice of revocation to Protective’s Secretary;

•       by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•       by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by share owners who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists, and have the effect of a vote “against” any proposal as to which they are specified.

What are “broker non-votes,” and how are they counted?

If you hold your shares in street name, your broker or nominee can generally vote only in accordance with your instructions. However, if it has not received your voting instructions within ten days before the meeting, it can vote on any proposal that is considered “routine” by the New York Stock Exchange. If the broker or nominee cannot vote on a proposal because it is not routine, there is a “broker non-vote” on that proposal. Broker non-votes are counted for quorum purposes, but do not count as votes for or against the proposal.

We expect that the New York Stock Exchange will consider Proposal 1 (election of directors) and Proposal 2 (ratification of the appointment of PricewaterhouseCoopers LLP as Protective’s independent accountants) to be routine proposals.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our Bylaws, an item of business can be brought to a vote at the meeting only if it is specified in the meeting notice, or brought before the meeting by the Board of Directors or by a share owner who has met the notice requirements in the Bylaws. We have not received any such notice from a share owner.

If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Will the Board of Directors attend the annual meeting?

Our policy calls for our directors to attend the annual meeting. Last year, all of our directors attended the annual meeting.

Who pays for the proxy solicitation?

We pay the costs of soliciting proxies. We retain ADP Investor Communication Services to send proxy materials to share owners of record and to street name holders. Some of our employees may also help solicit proxies from time to time. They do not receive any extra or special pay for doing this.

PROPOSALS

Proposal 1:  Election of Directors

Our entire Board of Directors, which on May 1, 2006 will consist of twelve directors, will be elected at the annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

Donald M. James, who is currently Chairman and Chief Executive Officer of Vulcan Materials Company and a director of Protective, has decided not to stand for re-election to the Board in response to a policy position taken by a proxy voting advisory service to the effect that chief executive officers of publicly held companies should not serve on the boards of more than three publicly held companies. Mr. James currently serves on two other public company boards (in addition to the boards of Vulcan Materials and Protective). The Board believes that the knowledge and experience gained from service as the chief executive officer of a publicly held company and as a director of other public companies are invaluable to the Protective Board. Mr. James and the Board believe that Mr. James’ service on other boards has not impeded (and has in fact enhanced) his ability to perform effectively as a member of Protective’s Board; however, because of the policy position taken by the proxy voting advisory service, Mr. James has determined that he will not stand for re-election. The Board regrets Mr. James’ decision.

Each director nominee is now a member of the Board of Directors. Each nominee was previously elected by the share owners except for Messrs. McCrary and Ritter, each of whom was recommended by a non-employee director and by the Corporate Governance and Nominating Committee; the Board elected Messrs. McCrary and Ritter as directors on July 20, 2005. Each of the directors attended at least 75% of the combined Board of Director and committee meetings held during the period served by that director in 2005.

The Board reviewed the external commitments of each of our directors, including but not limited to their service as directors on other public company boards, and in each instance the Board feels that participation on these public company boards provides the directors with experience and insight that inures to Protective’s benefit. The Board has concluded that the external commitments of our directors are not excessive and do not negatively impact any director’s ability to satisfy the obligations of service on this Board.

Your shares will be voted as specified on your proxy. If you do not specify how you want your shares voted when you provide your proxy, they will be voted FOR the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, your shares will be voted for that other person. The Board may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

The director nominees provided the following information about themselves as of the date of this proxy statement:

Name	Age	Principal Occupation and Directorships	Protective Director Since
J. Gary Cooper	69	Chairman of the Board of Commonwealth National Bank (banking and financial services), and formerly also its Chief Executive Officer. Director of GenCorp Inc., The PNC Financial Services Group, Inc., and United States Steel Corporation.	1999
H. Corbin Day	68	Chairman of the Executive Committee of Jemison Investment Co., Inc. (diversified holding company and venture capital investment firm); formerly its Chairman of the Board. Director of Hughes Supply, Inc.	2000

Name	Age	Principal Occupation and Directorships	Protective Director Since
James S. M. French	65	Chairman of the Board and Chief Executive Officer of Dunn Investment Company (materials, construction and investment holding company). Director of Energen Corporation and Regions Financial Corporation.	1996
Thomas L. Hamby	56	President — Alabama of BellSouth Corporation (telecommunications). Director of Regions Bank.	2004
John D. Johns	54	Chairman of the Board, President and Chief Executive Officer of Protective; formerly its President and Chief Operating Officer; also a director and/or officer of each principal subsidiary of Protective. Director of Alabama National BanCorporation, Alabama Power Company (all common stock is owned by The Southern Company), Genuine Parts Company, and John H. Harland Company.	1997
Vanessa Leonard	45	Vanessa Leonard, Attorney at Law (legal services); formerly Manager with KMPG LLP’s Higher Education Consulting Group (higher education consulting services). Trustee of The University of Alabama System.	2004
Charles D. McCrary	54	President and Chief Executive Officer of Alabama Power Company (public utility), and formerly its President and Chief Operating Officer; Executive Vice President of The Southern Company (public utility), and formerly its Vice President; formerly President of Southern Company Generation and Energy Marketing (and certain predecessor companies) (affiliate of public utility). Director of Alabama Power Company and AmSouth Bancorporation.	2005
John J. McMahon, Jr.	63	Chairman of Ligon Industries, LLC (manufacturer of wastewater treatment equipment, aluminum castings and hydraulic cylinders); formerly Chairman of the Executive Committee of McWane, Inc. (pipe and valve manufacturing). Director of Alabama National BanCorporation, John H. Harland Company, and ProAssurance Corporation.	1987
Malcolm Portera	60	Chancellor of The University of Alabama System (higher education); formerly President of Mississippi State University (higher education). Director of Alabama Power Company and Regions Financial Corporation.	2003
C. Dowd Ritter	58	Chairman of the Board, President and Chief Executive Officer of AmSouth Bancorporation and of AmSouth Bank. Director of Alabama Power Company and AmSouth Bancorporation.	2005
William A. Terry	48	Principal, Chief Compliance Officer and Corporate Secretary of Highland Associates, Inc. (SEC registered investment advisor); Chairman of the Board, President and Chief Compliance Officer of Highland Information Services, Inc. (registered broker-dealer); and Member of Highland Strategies, LLC (developer and distributor of alternative investment funds).	2004

Name	Age	Principal Occupation and Directorships	Protective Director Since
W. Michael Warren, Jr.	58	Chairman of the Board and Chief Executive Officer of Energen Corporation (diversified energy holding company), and formerly also its President; Chairman and Chief Executive Officer of Alabama Gas Corporation and of Energen Resources Corporation. Director of Energen Corporation.	2001

The Board of Directors unanimously recommends that you vote ‘‘FOR’’ the election of all 12 nominees for director.

Proposal 2:  Ratification of Appointment of Independent Accountants

The Audit Committee, which is composed of independent non-employee directors, has appointed PricewaterhouseCoopers LLP, a firm of independent public accountants, as independent accountants for Protective and its subsidiaries for 2006. This firm or its predecessor has served as independent accountants for Protective and its predecessor since 1974. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by share owners.

Fees Paid to Independent Accountants.   The following table shows the aggregate fees billed by PricewaterhouseCoopers LLP for 2005 and 2004 with respect to various services provided to Protective and its subsidiaries.

Type of Fees	2005	2004
	($ in millions)
Audit Fees	$3.6	$3.6
Audit-Related Fees	0.1	0.2
Tax Fees	0.6	0.5
All Other Fees	0.0	0.0
Total	$4.3	$4.3

Audit Fees were for professional services rendered for the audits of Protective’s consolidated financial statements, including the attestation report on management’s assessment of Protective’s internal control over financial reporting, statutory audits of subsidiaries, issuance of comfort letters, consents, and assistance with review of documents filed with the SEC and other regulatory authorities.

Audit-Related Fees were for assurance and related services related to employee benefit plan audits, due diligence and accounting consultations in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees were for services related to tax compliance (including the preparation of tax returns and claims for refund), tax planning and tax advice, including assistance with tax audits and appeals, advice related to acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities.

All Other Fees include fees that are appropriately not included in the Audit, Audit-Related, and Tax categories.

The engagement of PricewaterhouseCoopers LLP to render audit and non-audit services for Protective and its subsidiaries for the period ended March 2007 was approved by the Audit Committee on March 6, 2006. The Audit Committee’s policy is to pre-approve, generally for a twelve month period, the audit, audit-related, tax and other services provided by the independent accountants to Protective and its subsidiaries. Under the pre-approval process, the Committee reviews and approves specific services and categories of services and the maximum aggregate fee for each service or service category. Performance of any additional services or categories of services, or of services that would result in fees in excess of the established maximum, requires the separate pre-approval of the Committee or a member of the Committee who has been delegated pre-approval authority.

In evaluating the selection of PricewaterhouseCoopers LLP as principal independent accountants for Protective and its subsidiaries, the Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independent accountants’ independence. It has determined that such services have not affected PricewaterhouseCoopers LLP’s independence. The Committee has also reviewed the non-audit services which were performed in 2005 and determined that they were consistent with Protective’s policy. In addition, the Audit Committee has considered generally the non-audit professional services that PricewaterhouseCoopers LLP will likely be asked to provide for Protective during 2006, and the effect which performing such services might have on audit independence.

Vote Required.   Ratification of the appointment of PricewaterhouseCoopers LLP as Protective’s independent accountants requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote.

The Board of Directors unanimously recommends that you vote ‘‘FOR’’ ratification of the appointment of PricewaterhouseCoopers LLP as Protective’s independent accountants.

BOARD STRUCTURE & CORPORATE GOVERNANCE

Board of Directors & Its Committees

Board of Directors.   Our Board of Directors oversees Protective’s business and affairs and monitors the performance of our management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through reports from and discussions with the Chief Executive Officer and other key executives and, as necessary, Protective’s outside advisors. The Board of Directors held eight meetings in 2005.

Director Independence.   Our Corporate Governance Guidelines provide, among other things, that a majority of our directors must meet the criteria for independence as required by the New York Stock Exchange listing standards. The Board reviews the independence of our directors at least annually. In making independence determinations, the Board must determine that the director has no material relationship with Protective. A director is not deemed independent if:

•       Employment. The director is, or has been within the last three years, a Protective employee, or an immediate family member is, or has been within the last three years, a Protective executive officer;

•       Direct Compensation. The director or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Protective, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•       Auditor Relationship. (1) The director or an immediate family member is a current partner of a firm that is Protective’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning)

practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Protective’s audit within that time;

•       Compensation Committee Interlock. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Protective’s present executive officers at the same time serves or served on that company’s compensation committee; or

•       Protective Payments. The director is a current employee, or an immediate family member is a current executive officer, of a company that made payments to, or received payments from, Protective for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In determining a director’s independence, the Board also observes any other laws and regulations governing Protective and evaluates any other information that the Board has that may impact independence, which may include commercial, industrial, banking, consulting, legal, accounting, civic, charitable and familial relationships.

Applying these standards, the Board determined that all twelve of our non-employee directors (Ms. Leonard and Messrs. Cooper, Day, French, Hamby, James, McCrary, McMahon, Portera, Ritter, Terry and Warren) are independent. Mr. Johns, our Chairman, President and Chief Executive Officer, is the only non-independent director.

Board Committees.   To assist in carrying out its duties and responsibilities, the Board of Directors has an Audit Committee, Compensation and Management Succession Committee, Corporate Governance and Nominating Committee, and Finance and Investments Committee. Only independent directors serve on the Audit Committee, the Compensation and Management Succession Committee, and the Corporate Governance and Nominating Committee. Each committee has a formal written charter, which is available on our website (www.protective.com), and reports its actions and recommendations to the Board of Directors.

AUDIT COMMITTEE
Members:	James S. M. French, Chairman Vanessa Leonard William A. Terry W. Michael Warren, Jr.
Meetings in 2005:	6
Functions:

Oversees Protective’s financial reporting and control processes on behalf of the Board, including assistance in oversight of the integrity of Protective’s financial statements; its compliance with legal requirements; the independence, qualifications and performance of the independent accountants; and the performance of Protective’s internal audit function.

Reviews internal controls, systems and procedures, accounting policies, and other matters affecting Protective’s financial condition.

Reviews with management and the independent accountants Protective’s annual and quarterly financial statements and financial footnotes. Reviews earnings and earnings press releases with management and the independent accountants prior to publication.

Appoints, evaluates and (if appropriate) terminates the independent accountants, approves all audit engagement fees and terms, and pre-approves all non-audit services.
Reviews with the independent accountants their audit procedures, management letters, and other significant aspects of their audit.

The Audit Committee concluded that, during 2005, it satisfied its responsibilities under its charter regarding Protective’s controls, internal audit functions and independent accountants. The Audit Committee Report appears on page 20.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE
Members:	H. Corbin Day, Chairman Thomas L. Hamby Donald M. James C. Dowd Ritter
Meetings in 2005:	3
Functions:	Reviews and approves Protective’s base salary, annual bonus, and incentive compensation practices for officers and key employees of Protective and its subsidiaries.
Administers annual cash bonus and long-term stock-based incentive programs under Protective’s Annual Incentive Plan and Long-Term Incentive Plan.
Recommends to the Board of Directors a successor to the Chief Executive Officer whenever the need to name a successor arises; reviews management succession planning with the Chief Executive Officer.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members:	John J. McMahon, Jr., Chairman J. Gary Cooper Charles D. McCrary Malcolm Portera
Meetings in 2005:	4
Functions:

Reviews and advises the Board of Directors on the functions and procedures of the Board of Directors and its Committees, the compensation of the directors for service on the Board of Directors and its Committees, and the selection and tenure of directors.

FINANCE AND INVESTMENTS COMMITTEE
Members:	John D. Johns, Chairman Charles D. McCrary
J. Gary Cooper John J. McMahon, Jr.
H. Corbin Day Malcolm Portera
James S. M. French C. Dowd Ritter
Thomas L. Hamby William A. Terry
Donald M. James W. Michael Warren, Jr.
Vanessa Leonard
Meetings in 2005:	3
Functions:	Reviews and acts upon financial and investment matters, including borrowing and lending transactions entered into by Protective and its subsidiaries.

Establishes policies and guidelines for investment of Protective’s assets, reviews the investment and disposition of Protective’s funds, and reviews the risks inherent in Protective’s business and its strategy for understanding and minimizing the consequences of those risks.

Compensation of Non-Employee Directors

Director Compensation.   We pay director compensation only to directors who are not Protective employees. The 2005 pay components were:

Annual Retainer

•       Board membership — $18,500 (paid $3,500 in the first quarter and $5,000 in quarters two, three and four) and 800 shares of Protective common stock (paid May 2005)

•       Additional for each Board committee chairperson — $5,000 (paid $1,250 in each quarter) (effective May 1, 2006, the additional annual retainer for the Audit Committee chairperson will increase to $15,000)

Meeting Attendance Fee

•       Board meeting (or per day for multi-day meetings)

—              attendance in person for an out-of-town director — $2,600

—              attendance by telephone for an out-of-town director — $1,500

—              attendance for an in-town director — $1,500

•       Board committee meeting — $1,200

For meetings held in Birmingham, our out-of-town directors are Messrs. Cooper and Portera and Ms. Leonard.

Stock Plan for Non-Employee Directors.   We feel that it is in your best interest, and the best interest of Protective, for director compensation to be tied to your interests as share owners. Therefore, we pay a significant percentage of director compensation in the form of Protective common stock. Each year, the Board of Directors may pay a portion of each non-employee director’s retainer through the grant to the director of up to 2,000 shares of common stock under the Stock Plan for Non-Employee Directors, which plan was approved by the share owners in 2004. We may issue no more than 100,000 shares under the Plan before its scheduled May 1, 2014 termination date.

Deferred Compensation Plan for Directors Who Are Not Employees of Protective.   Non-employee directors may elect to defer any portion of their compensation. They may defer cash amounts into a common stock equivalent or an interest-bearing equivalent (earning interest at a rate of a 30-day LIBOR rate plus .75%). They may only defer stock compensation as common stock equivalents. Amounts deferred into an interest-bearing equivalent are distributable in cash. Amounts deferred as common stock equivalents are distributable as shares of stock.

Expense Reimbursement.   Protective reimburses its directors for customary and reasonable expenses that are associated with business travel. Protective will reimburse expenses incurred by a director’s spouse to attend an event, meeting or conference to which the spouse has been invited, if the presence of the spouse is required for a recognized business purpose.

Board Composition, Qualifications & Nominations

The Board and its Corporate Governance and Nominating Committee have adopted a policy that directors of Protective should be non-employees, with the exception of our President and Chief Executive Officer. Under this policy, directors should have a background evidencing their high level of knowledge, experience, judgment, education, character, dedication and achievement, and collectively bring a diversity of background, experience and other factors to the Board. Directors should be willing to devote sufficient time and energy to Protective and should be share owners as required by our Bylaws.

The Corporate Governance and Nominating Committee will consider recommendations for nominees to the Board from directors and from share owners. Share owners should submit recommendations in writing to the Corporate Governance and Nominating Committee, c/o Secretary, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202. Please include relevant information (including name, address, telephone numbers, and a brief description of the individual’s background and experience) about the potential nominee. Each individual recommended will be evaluated in light of the criteria described above.

Compensation Committee Interlocks & Insider Participation

The members of the Compensation and Management Succession Committee during 2005 were Messrs. Day (Chairman), Hamby, James (until November 7, 2005), Ritter (beginning November 7, 2005) and Warren. None of these individuals has ever been an officer or employee of Protective or any of its subsidiaries, or has any other relationship with Protective for which the SEC requires disclosure.

Corporate Governance

Protective has operated under sound corporate governance practices for many years. We believe it is important to disclose to our share owners a summary of our major corporate governance practices. Among these practices are the following:

Corporate Governance Guidelines.   Our Corporate Governance Guidelines include qualifications for directors (including a director retirement age), guidelines for determining director independence, director orientation, and a requirement that the Board and each of its Committees perform an annual self-evaluation. In November 2005, the Board revised the Guidelines to further align them with our current policy and practice and to better explain Protective’s position on certain matters, including our policies on related party transactions and director stock ownership.

•       Board Meetings. Our Board meetings are designed to give directors both access to management and the opportunity to discuss matters outside the presence of management. Senior management attends the first part of each meeting and is available to answer any questions the directors may have. Only directors attend the second part, although selected members of management may attend a portion of this part of the meeting if appropriate for discussion of a specific agenda item; these management members are excused from the meeting after the agenda item has been covered. The third part of our Board meetings, which is scheduled at each regular Board meeting, is chaired by our Lead Director and is attended only by non-management directors. Our Lead Director is the Chairman of the Audit Committee, who is currently Mr. French.

•       Independent Consultants. The Board and each of its Committees has the authority to engage independent consultants and advisors at Protective’s expense.

•       Related Party Transactions. Any relationships or transactions between any director and Protective or its affiliates that might be considered related party transactions are brought to the attention of the Legal Department for evaluation. If the Legal Department determines that the transaction or relationship is of sufficient size or content to require disclosure under SEC rules, and management wishes to proceed with such a transaction, the transaction is directed to the Chairman of the Corporate Governance and Nominating Committee for further review and action. Any transactions deemed by the Legal Department not to be of sufficient size or content to require disclosure would be disclosed to the Corporate Governance and Nominating Committee and the Board as part of the annual independence determination.

•       Director Stock Ownership. Our directors currently receive a significant portion of their Board retainer in Protective stock. Directors are expected to own Protective stock (or stock equivalents held under Protective’s deferred compensation plan) with a value of at least three times the annual retainer. If a director does not own such an amount when first elected, the director must retain shares of stock until the appropriate level is met.

Code of Business Conduct.   Our Code of Business Conduct, which applies to all directors, officers and employees, incorporates a code of ethics that applies to our Chief Executive Officer and to all of our financial officers (including our Chief Financial Officer and our Chief Accounting Officer).

Corporate Website.   We have made available on our website (www.protective.com) our Corporate Governance Guidelines, our Code of Business Conduct, and the charter of each Board Committee. Share owners may receive a printed copy of any of these documents by mailing a request to Protective’s Secretary at Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202.

Communications with Directors.   Share owners and other interested parties may send communications to the Board of Directors, the Lead Director, the non-management directors as a group or any specific director by mailing the communication to the Board of Directors, c/o Secretary, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202. Protective’s Secretary will forward the correspondence to the Chairman of the Corporate Governance and Nominating Committee unless it is addressed to an individual director or the Lead Director, in which case the correspondence will be forwarded accordingly. In that regard, the Board of Directors has requested that certain items unrelated to its duties and responsibilities be excluded, such as solicitations and advertisements, junk mail, product-related communications, job referral materials such as resumes, and surveys.

SECURITY OWNERSHIP

Beneficial Ownership

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of March 3, 2006 (unless otherwise noted) by each current director, each of the executive officers named in the Summary Compensation Table, all current directors and executive officers of Protective as a group, and persons we believe to beneficially own 5% or more of our common stock.

Security Ownership of Certain Beneficial Owners and Management

	Amount and Nature of Beneficial Ownership (1)				Percent of
Name of Beneficial Owner	Sole Power (2)		Shared Power (2)		Class (1)
Richard J. Bielen	60,377	(3)	0		*
R. Stephen Briggs	130,392	(3)	3,101		*
J. Gary Cooper	4,550		0		*
H. Corbin Day	49,178	(4)	39,000	(5)	*
James S. M. French	15,899	(4)	31,800	(6)	*
Thomas L. Hamby	1,806	(4)	0		*
Donald M. James	16,943	(4)	0		*
John D. Johns	184,673	(3)	4,200		*
Vanessa Leonard	1,701	(4)	0		*
Deborah J. Long	52,736	(3)	0		*
Charles D. McCrary	1,298		0		*
John J. McMahon, Jr.	24,319	(4)	77,938		*
Malcolm Portera	6,090	(4)	0		*
Allen W. Ritchie	28,740	(3)	0		*
C. Dowd Ritter	625		0	(7)	*
William A. Terry	4,428	(4)	0		*
W. Michael Warren, Jr.	8,680	(4)	1,357		*
All current directors and executive officers as a group (26 persons)	763,861	(3)(4)	157,396		1.3%
AmSouth Bancorporation	0		4,050,236	(8)	5.8%
Barclays Global Investors, NA	4,176,155	(9)	0		6.0%

* less than 1%

(1)          The number of shares reported includes shares that are deemed to be beneficially owned under SEC regulations. Under these regulations, a person is generally deemed to beneficially own shares as to which such person holds or shares, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power. The total number of shares beneficially owned is subdivided, where applicable, into two categories:  shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned and on 69,910,031 shares of common stock outstanding on March 3, 2006.

(2)          This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer (or the spouse of the director or officer) as a trustee or as a custodian for children. Unless otherwise noted below, the directors and officers disclaim beneficial ownership of these shares.

(3)          Includes shares allocated to accounts under Protective’s 401(k) and Stock Ownership Plan as follows:  Mr. Bielen — 14,664 shares; Mr. Briggs — 36,121 shares; Mr. Johns — 8,714 shares; Ms. Long — 3,157 shares; Mr. Ritchie — 981 shares; and all current directors and executive officers as a group —112,814 shares.

Includes stock equivalents held under Protective’s Deferred Compensation Plan for Officers, as follows:  Mr. Bielen — 38,103 stock equivalents; Mr. Briggs — 75,734 stock equivalents; Mr. Johns —165,327 stock equivalents; Ms. Long — 48,579 stock equivalents; Mr. Ritchie — 27,529 stock equivalents; and all current directors and executive officers as a group — 453,643 stock equivalents. Each stock equivalent entitles the participant to receive, upon distribution, one share of common stock.

Does not include the following stock appreciation rights (‘‘SARs’’):  Mr. Bielen — 92,617 SARs; Mr. Briggs — 85,221 SARs; Mr. Johns — 514,802 SARs; Ms. Long — 38,762 SARs; Mr. Ritchie —111,200 SARs; and all current directors and executive officers as a group — 991,336 SARs.

(4)          Includes stock equivalents held by certain directors under Protective’s Deferred Compensation Plan for Directors Who Are Not Employees of Protective, as follows:  Mr. Day — 12,178 stock equivalents; Mr. French — 14,399 stock equivalents; Mr. Hamby — 1,642 stock equivalents; Mr. James — 15,943 stock equivalents; Ms. Leonard — 1,626 stock equivalents; Mr. McCrary — 1,198 stock equivalents; Mr. McMahon — 24,319 stock equivalents; Dr. Portera — 5,990 stock equivalents; Mr. Terry — 3,928 stock equivalents; Mr. Warren — 8,380 stock equivalents; and all current directors and executive officers as a group — 89,603 stock equivalents. Each stock equivalent entitles the participant to receive, upon distribution, one share of common stock.

(5)          Includes 5,000 shares of common stock owned by the Day Family Foundation, of which Mr. Day is a trustee, and 34,000 shares of common stock owned by Jemison Investment Co., Inc., of which Mr. Day is Chairman of the Executive Committee.

(6)          Includes 30,000 shares of common stock owned by Dunn Investment Company, of which Mr. French is Chairman of the Board and Chief Executive Officer.

(7)          Does not include shares held by AmSouth Bancorporation and AmSouth Bank (see Note 8 to this table), of which Mr. Ritter is Chairman of the Board, President and Chief Executive Officer. Mr. Ritter disclaims beneficial ownership of these shares.

(8)          Based on a Schedule 13G/A filed with the SEC on February 14, 2006. As of December 31, 2005, AmSouth Bancorporation (in its capacity as a holding company), through its subsidiary, AmSouth Bank (in its capacity as a bank fiduciary of various trusts and estates), may be deemed the beneficial owner of 4,050,236 shares of common stock; each has no sole voting or investment power, but has shared voting power for 3,161,390 shares, and shared investment power for 4,020,741 shares. None of the separate trusts and estates of which AmSouth Bank is a fiduciary holds as much as 5% of the outstanding shares of common stock. The address of AmSouth Bancorporation and Amsouth Bank is AmSouth Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203.

(9)          Based on a Schedule 13G filed with the SEC on January 26, 2006. As of December 31, 2005, Barclays Global Investors, NA (a bank) may be deemed the beneficial owner of 2,998,344 shares of common stock; it has sole voting power for 2,418,086 shares, sole investment power for 2,998,334 shares, and no shared voting or investment power. As of December 31, 2005, Barclays Global Fund Advisors (an investment adviser) may be deemed the beneficial owner of 774,513 shares of common stock; it has sole voting power for 770,716 shares, sole investment power for 774,513 shares, and no shared voting or investment power. As of December 31, 2005, Barclays Global Investors, Ltd (a bank) may be deemed the beneficial owner of 403,298 shares of common stock; it has sole voting power for 391,070 shares, sole investment power for 403,298 shares, and no shared voting or investment power. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The addresses of the filers are:  (a) Barclays Global Investors, NA and Barclays Global Fund Advisors — 45 Fremont Street, San Francisco, California 94105; and (b) Barclays Global Investors, Ltd — Murray House, 1 Royal Mint Court, London, England EC3N 4HH.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the SEC showing changes in their beneficial ownership of Protective common stock. We have reviewed copies of these reports and written representations from the individuals who are required to file reports. Based on this review, we believe that each of our directors and executive officers complied with these reporting requirements in 2005, with the following exceptions. The Company inadvertently failed to file timely one report on behalf of each of Carolyn King, a Protective officer, with respect to the sale of common stock, and R. Stephen Briggs, a Protective officer, with respect to the sale of common stock.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation paid to or earned by the Chief Executive Officer and certain other executive officers of Protective as determined under SEC rules (collectively, ‘‘Named Executives’’) during or with respect to the last three fiscal years.

Summary Compensation Table

				Long-Term Compensation
		Annual Compensation		Awards	Payouts
Name and principal position	Year	Salary ($) (1)(2) (3)	Bonus ($) (1)(2)(3)	Securities underlying options/SARs (#) (1)	LTIP payouts ($) (1)(3)		All other compensation ($)
John D. Johns	2005	$743,083	$1,500,000	23,200	$5,942,400	(4)(5)	$86,403	(6)
Chairman of the Board,	2004	702,917	1,417,000	0	1,188,273		8,200	(7)
President & Chief	2003	670,833	1,228,500	0	0		8,000	(7)
Executive Officer
R. Stephen Briggs	2005	$422,833	$319,000	6,000	$309,599	(4)	$33,113	(6)
Executive Vice	2004	407,500	405,000	0	289,535		8,200	(7)
President, Life &	2003	377,500	319,200	15,000	0		8,000	(7)
Annuity Division
Allen W. Ritchie	2005	$459,917	$697,500	7,700	$601,371	(4)	$40,993	(6)
Executive Vice	2004	427,917	564,900	0	354,533		8,200	(7)
President & Chief	2003	390,833	431,300	15,000	383,021		8,000	(7)
Financial Officer
Richard J. Bielen	2005	$372,083	$412,500	4,700	$228,782	(4)	$29,183	(6)
Senior Vice President,	2004	352,083	357,500	0	176,093		8,200	(7)
Chief Investment	2003	315,833	279,300	50,000	0		8,000	(7)
Officer & Treasurer
Deborah J. Long	2005	$326,750	$330,000	2,800	$196,693	(4)	$22,658	(6)
Senior Vice President,	2004	307,083	239,700	0	184,349		8,200	(7)
Secretary & General	2003	286,667	148,800	0	0		8,000	(7)
Counsel

(1)          For more information, see “Compensation and Management Succession Committee Report on Executive Compensation” at page 22.

(2)          Includes amounts that the Named Executives may have voluntarily deferred under Protective’s 401(k) and Stock Ownership Plan.

(3)          Includes amounts that the Named Executives may have voluntarily deferred under Protective’s Deferred Compensation Plan for Officers.

(4)          Long-Term Incentive Plan compensation for 2005 is not yet determinable. The amount shown is the best estimate available as of the date of this proxy statement, using an estimated stock price of $49.52.

(5)          Includes payouts with respect to 23,740 performance shares awarded under the formula that we used in 2002 to determine performance share grants, and payouts with respect to an additional 76,260 performance shares awarded in recognition of Mr. Johns’s assumption of the Chief Executive Officer role.

(6)          Includes $8,400 matching contributions to Protective’s 401(k) and Stock Ownership Plan for each Named Executive, and the following amounts representing contributions under Protective’s Excess Benefit Plan:  Mr. Johns — $78,003; Mr. Briggs — $24,713; Mr. Ritchie — $32,593; Mr. Bielen — $20,783; and Ms. Long — $14,258.

(7)          All amounts shown represent matching contributions to Protective’s 401(k) and Stock Ownership Plan.

The following table sets forth information regarding stock appreciation rights granted to the Named Executives during 2005.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Name	Number of securities underlying options/SARs granted (#) (1)	Percent of total options/SARs granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	Grant date present value ($) (2)
John D. Johns	23,200	19%	$41.05	3/4/2015	$298,874
R. Stephen Briggs	6,000	5%	41.05	3/4/2015	77,295
Allen W. Ritchie	7,700	6%	41.05	3/4/2015	99,195
Richard J. Bielen	4,700	4%	41.05	3/4/2015	60,548
Deborah J. Long	2,800	2%	41.05	3/4/2015	36,071

(1)          The stock appreciation rights become exercisable in four equal annual installments beginning March 4, 2006 (earlier upon the death, disability or retirement of the executive or, in certain circumstances, upon a change in control of Protective). Unexercised rights expire upon termination of employment. Protective may recover the amount received upon exercise of rights within the one-year period before termination of employment if the executive becomes employed by a competitor of Protective.

(2)          The stock appreciation rights were valued using a Black-Scholes option pricing model. The assumptions varied depending on the date on which the stock appreciation rights became exercisable (as described above), with expected volatility of 24.1% to 31.9%; a risk-free interest rate of 4.1% to 4.3%; a dividend rate of 2.0%; and an expected exercise date of 2010 to 2014.

The following table sets forth information regarding the exercise of stock appreciation rights by the Named Executives during 2005, and the value of the stock appreciation rights held by the Named Executives based on the value of our common stock as of December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares			Number of securities underlying unexercised options/SARs at fiscal year end (#)		Value of unexercised in-the-money options/SARs at fiscal year end ($)
Name	acquired on exercise (#)	Value realized ($)		Exercisable / unexercisable		Exercisable / unexercisable
John D. Johns	0	$0		316,302 /	323,200	$7,518,716 /	$3,531,000
R. Stephen Briggs	23,491 (1)	992,500	(1)	29,721 /	51,000	637,813 /	612,300
Allen W. Ritchie	0	0		0 /	102,700	0 /	1,237,800
Richard J. Bielen	0	0		32,317 /	69,700	766,610 /	1,040,550
Deborah J. Long	0	0		32,962 /	17,800	780,452 /	176,550

(1)          Upon exercise of this stock appreciation right, Mr. Briggs received 15,042 shares of Common Stock, and cash equal to the value of 8,449 shares in payment of the tax withholding obligations with respect to such exercise.

In 2005, the Compensation and Management Succession Committee awarded performance shares under Protective’s Long-Term Incentive Plan to the Named Executives as indicated in the following table. These awards are generally payable, if at all, after the results of a comparison group of companies for the four-year period ending December 31, 2008 are known.

Long-Term Incentive Plans—Awards in Last Fiscal Year

	Number of shares, units or other rights	Performance or other period until maturation or	Estimated future payouts under non-stock price-based plans (# of shares)
Name	(#) (1)(2)	payout	Threshold	Target	Maximum
John D. Johns	29,800	12/31/2008	9,834	37,250	50,660
R. Stephen Briggs	7,700	12/31/2008	2,541	9,625	13,090
Allen W. Ritchie	9,900	12/31/2008	3,267	12,375	16,830
Richard J. Bielen	6,100	12/31/2008	2,013	7,625	10,370
Deborah J. Long	3,700	12/31/2008	1,221	4,625	6,290

(1)          In the event of a change in control, payment will be made with respect to all outstanding awards based upon performance at the target level (which, for all outstanding awards, is deemed to be at the seventy-fifth percentile) or, if greater, performance as of the December 31 preceding the change in control.

(2)          The award is earned based on comparison of Protective’s average return on average equity for a four-year period to the average return on average equity for companies in a peer group. No portion of the award is earned if Protective’s performance is below the 40th percentile.

Other Plans and Arrangements

Deferred Compensation Plan. Under Protective’s Deferred Compensation Plan for Officers (which has been in effect since 1994), our officers may elect to defer until a specified date all or any portion of their AIP bonuses and/or common stock compensation and up to 25% of base salary. An officer may defer cash amounts into a common stock equivalent or in several mutual fund equivalents. An officer may only defer stock compensation as common stock equivalents. Amounts deferred into the mutual fund equivalents are payable in cash. Amounts deferred as common stock equivalents are payable as shares of common stock. Protective generally purchases mutual fund investments to “match” its obligations to the Plan participants. Our share owners have previously approved both the AIP and the long-term incentive plans pursuant to which common stock compensation is paid.

Retirement Benefits. The table below illustrates the annual pension plan benefits payable under Protective’s Pension Plan. The table also reflects the Excess Benefit Plan that we have established to provide retirement benefits over the Internal Revenue Code limitations. Benefits in the table are not reduced by social security or other offset amounts. Since the benefits shown in the table reflect a straight life form of annuity benefit, if the payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35
$250,000	$56,348	$75,130	$93,913	$112,696	$131,478
500,000	116,348	155,130	193,913	232,696	271,478
750,000	176,348	235,130	293,913	352,696	411,478
1,000,000	236,348	315,130	393,913	472,696	551,478
1,250,000	296,348	395,130	493,913	592,696	691,478
1,500,000	356,348	475,130	593,913	712,696	831,478
1,750,000	416,348	555,130	693,913	832,696	971,478
2,000,000	476,348	635,130	793,913	952,696	1,111,478
2,250,000	536,348	715,130	893,913	1,072,696	1,251,478
2,500,000	596,348	795,130	993,913	1,192,696	1,391,478
2,750,000	656,348	875,130	1,093,913	1,312,696	1,531,478

Compensation covered by the Pension Plan (for purposes of pension benefits) excludes performance share awards and amounts received upon exercise of stock appreciation rights, and generally corresponds to that shown under the heading ‘‘Annual Compensation’’ in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred) may be included in determining average compensation.

The Named Executives and their credited years of service as of December 31, 2005 are shown in the following table.

Name	Years of Service
John D. Johns	12
R. Stephen Briggs	33
Allen W. Ritchie	4
Richard J. Bielen	15
Deborah J. Long	12

Employment Continuation Agreements. Protective has Employment Continuation Agreements with each of the Named Executives. These agreements provide for certain benefits if the executive’s employment is actually or constructively terminated (by means of a reduction in duties or compensation) following certain events constituting a ‘‘change in control.’’  These benefits include (a) a payment equal to three times (for Messrs. Johns, Briggs and Ritchie) or two times (for Mr. Bielen and Ms. Long) the sum of (1) the executive’s annual base salary in effect at the time of the change in control, (2) the average Annual Incentive Plan bonus paid to the executive for the three years before the change in control, and (3) (for Messrs. Johns, Briggs and Ritchie) the average value over the last three years of the performance shares, stock appreciation rights, and other long-term incentives granted to the executive (excluding special or “one time” grants); (b) payment of an amount equal to the executive’s target bonus opportunity under the Annual Incentive Plan for the year in which termination of employment occurs; (c) continuation (for up to twenty-four months) in Protective’s medical, accident, disability, and life insurance plans as provided to the executive immediately before termination of employment; (d) payment of an amount equal in value to the increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan’s maximum on credited service); and (e) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.

Air Travel and Expense Reimbursement. Under the Corporate Aircraft Policy adopted by the Board of Directors, family members or guests of employees of Protective (including the Named Executives) may, with the Chief Executive Officer’s approval, travel on a corporate aircraft if the aircraft is making a business-related flight, there are empty seats on the flight, and the flight would not need to be modified to include special landings or additional destinations for personal purposes. The employee is assessed imputed taxable income to the extent required by the Internal Revenue Code. For 2005, Mr. Johns was assessed $4,156 in imputed taxable income pursuant to this policy.

Protective reimburses its employees (including the Named Executives) for customary and reasonable expenses that are associated with business travel. Protective will reimburse expenses incurred by an employee’s spouse to attend an event, meeting or conference to which the spouse has been invited, if the presence of the spouse is required for a recognized business purpose.

REPORTS

Audit Committee Report

The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee members in business, financial and accounting matters. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. In its oversight role, the Committee relies on the work and assurances (a) of Protective’s management, who has the primary responsibility for establishing and maintaining systems of internal controls and for the preparation of the financial statements and other financial information included in Protective’s Annual Report; and (b) of Protective’s independent accountants, who are responsible for performing an independent audit of Protective’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Committee reviewed the consolidated financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles (in accordance with Statement on Audit Standards No. 61, Communication with Audit Committees), the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed with the independent accountants their judgments as to the quality, not just the acceptability, of Protective’s accounting principles (in accordance with

Statement on Audit Standards No. 61, Communication with Audit Committees) and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee discussed with the independent accountants the accountants’ independence from management and Protective, including the matters in the written disclosures and letter provided by the independent accountants to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Committee discussed with Protective’s internal auditors and independent accountants the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of Protective’s internal controls, and the overall quality of Protective’s financial reporting.

Based on the reviews and discussions referred to above and in reliance on the representations of management and the independent auditors’ report with respect to the financial statements, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Board of Directors approved this recommendation. The Committee also appointed PricewaterhouseCoopers LLP as Protective’s independent accountants for the fiscal year ending December 31, 2006.

AUDIT COMMITTEE
James S. M. French, Chairman
Vanessa Leonard
William A. Terry
W. Michael Warren, Jr.

Compensation & Management Succession Committee Report on Executive Compensation

We, the Compensation and Management Succession Committee, review and approve Protective’s compensation practices for its officers and key employees. We are all independent non-employee directors, who have never been Protective employees and have never been eligible for its executive compensation programs. We operate under a formal charter adopted by the Board of Directors, and report our decisions and recommendations to the Board. Our duties and responsibilities include:

•       review and approval of Protective’s executive compensation policies and guidelines;

•       evaluation of the performance of the Chief Executive Officer, and review of the performance of other senior officers and of Protective’s management succession planning with the Chief Executive Officer; and

•       determination of the base salary, annual incentive, long-term incentive, and other compensation of Protective’s executive officers.

Compensation Policy and Practices

The objectives of Protective’s executive compensation program are to attract the most qualified executives, to motivate them to achieve high levels of performance, and to retain executives who contribute to Protective’s success. Compensation must therefore be internally equitable, externally competitive, and linked to company and individual performance. The program is designed to support Protective’s business goals by implementing incentive programs that measure and reward attainment of key measures of Protective’s performance, such as operating earnings per share, average return on average equity, and creation of share owner value.

We have engaged Hewitt Associates LLC, an independent compensation consultant, to help us fulfill our duties. Protective pays Hewitt Associates’ fees and expenses. Hewitt Associates provides us with competitive compensation data through compensation surveys, its own databases, and analysis of proxy statements. In particular, it reviews the pay practices of other life insurance and financial companies (including those in the peer group shown on page 27) and other companies with which Protective competes for executive talent. Hewitt Associates also gives us advice regarding the amount and type of compensation to be provided to Protective’s officers and key employees and the value of long-term incentive grants, and reviews internal pay equity among the executives named in the Summary Compensation Table of the proxy statement (the “Named Executives”). Employees in Protective’s Human Resources and Legal Departments provide us with additional information.

The key components of the executive compensation program are base salary, annual incentive awards and long-term equity-based incentives, each of which is discussed below. Our review of Protective’s executive compensation program includes an analysis of each of these components, considered separately and in the aggregate for the Named Executives and other senior officers. In general, we target each component at the median of a peer group of companies. The annual incentive and long-term incentive components of the program are designed to reward above-average company performance with total compensation that is well above the median, while below-average company performance will result in below-median total compensation.

We determine the base salary, annual incentive awards and long-term incentives for the Chief Executive Officer, taking into account the advice of Hewitt Associates. We also determine the base salary, annual incentive awards and long-term incentives for the other Named Executives and other senior officers, taking into account the recommendations of the Chief Executive Officer and the advice of Hewitt Associates.

Base Salary

We generally review executive officer salaries on an annual basis. We consider individual performance, the relative internal worth of a position, length of time within a position, and comparisons to salaries for similar positions in other companies (adjusted for size). For the Chief Executive Officer, we also consider company performance. No specific weights are given to any of these factors. Taking these factors into consideration, we established Mr. Johns’s annual base salary as President and Chief Executive Officer at $750,000, effective March 1, 2005.

Annual Incentive Awards

Overview.   Protective’s Annual Incentive Plan (‘‘AIP’’) is an annual cash bonus plan that was established in 1973 to reward, retain, and provide incentives for outstanding performance for officers and key employees.

We determine the target bonus opportunity and performance objectives under the AIP for the Named Executives and certain other officers. With the approval of the Chief Executive Officer, Protective’s executive officers select other officers and employees for participation in the AIP, and establish their individual target bonus opportunities and performance objectives. We set the total amount of bonus opportunities for each year and review the methods used to determine individual bonuses.

There are currently 325 employees in the AIP, including the Chief Executive Officer. Each employee has a target bonus percentage of 4% to 100% of salary. Bonus payments, when made, may range from 33% to 200% of the target. We are authorized to determine the percentage of AIP bonuses earned and may direct that no AIP bonuses be paid.

2005 Bonus Opportunities and Bonus Payout.   An individual’s AIP bonus is based upon company performance and, in addition, may also be based upon divisional and/or individual performance criteria that are consistent with overall company objectives. For 2005, we set the AIP bonus opportunities for Messrs. Johns (the Chief Executive Officer), Ritchie and Bielen and Ms. Long based solely on Protective’s 2005 operating earnings per share according to a range fixed at our March meeting. For Mr. Briggs, we set 75% of his 2005 AIP bonus opportunity based upon Protective’s 2005 operating earnings per share, and 25% of his 2005 AIP bonus opportunity based on the 2005 pre-tax operating earnings of Protective’s Life and Annuities Division and West Coast Life Corporation.

Under his 2005 AIP bonus opportunity, Mr. Johns would earn a target bonus of 100% of base salary if Protective’s 2005 operating earnings per share (excluding the effect of one-time non-recurring charges and certain accounting charges) were $3.48. A maximum bonus, 200% of target or 200% of base salary, would be paid if Protective’s operating earnings per share were $3.65. A threshold bonus, 33% of target or 33% of base salary, would be paid if Protective’s operating earnings per share were $3.30, and no bonus would be paid if Protective’s operating earnings per share were below $3.30. Protective’s 2005 operating earnings per share of $3.70 (excluding the charges described above) resulted in Mr. Johns earning an AIP bonus of 200% of base salary, or $1,500,000.

Long-Term Incentive Awards

Overview.   Under Protective’s Long-Term Incentive Plan, we may award stock-based incentive compensation to officers and key employees who have a substantial opportunity to influence Protective’s long-term profitability. The purpose of the Plan is to motivate award recipients to focus on Protective’s long-range earnings performance, to reward them based on long-range results, and to provide them with a way to increase their share ownership. In 2005, we awarded performance shares and stock appreciation rights (“SARs”) under the long-term incentive program.

2005 Grants.   We determined the aggregate value of the long-term incentives to be granted to each officer in 2005. Each Named Executive was granted performance shares with a value of 75% of the aggregate value of the executive’s long-term incentives, and SARs with a value of the remaining 25% of the aggregate value of the executive’s long-term incentives. The long-term incentives for the other officers who received awards in 2005 were provided as performance shares. In addition, as discussed below, certain officers were granted special “retention” SAR awards that were designed to encourage those officers to remain in Protective’s employ.

Mr. Johns was awarded 29,800 performance shares and 23,200 SARs in 2005. For 2005, a total of 121,600 performance shares was awarded to 65 participants (including Mr. Johns). In addition, a total of 119,400 SARs was granted to eleven participants, including 44,400 SARs granted to the five Named Executives and 75,000 “retention” SARs granted to six other officers.

Terms of 2005 Performance Share Awards; Payout of 2002 Award.   Payment of the performance share awards granted in 2005 will be based upon a comparison of Protective’s average return on average equity for a four year award period to that of the companies in a comparison group of publicly held life insurance companies, multi-line insurers and insurance holding companies during the award period. The comparison group is generally comprised of Protective and the 40 largest publicly held stock life and multi-line insurance companies. If a company in the comparison group is acquired or exits the insurance industry during the award period, that company is ranked below Protective for comparison purposes.

If Protective’s four year results are below the 40th percentile of the comparison group, no portion of the award is earned. If Protective’s four year results are at the 40th percentile (threshold), 33% of the award is earned. If Protective’s four year results are at the median, 50% of the award is earned. Company results at the top 25% of the comparison group (target) would result in each officer earning either 100% or 125% of the award (depending on the terms of the grant). Company results in the top 10% (maximum) would result in each officer earning either 130% or 170% of the award (depending on the terms of the grant). The awards granted to the Named Executives earn out at 125% and 170% at the target and maximum levels, respectively. If an award is earned, the employee is paid as soon as the necessary determinations can be made, which is usually about six months after the end of the four year award period. Payment is made in common stock (except for a portion payable in cash equal to the income tax withholding obligation on the payment).

All of the Named Executives received 2002 performance share awards with a four year award period ended December 31, 2005. The award to Mr. Johns included 23,740 performance shares awarded under the formula that we used in 2002 to determine performance share grants, and an additional 76,260 performance shares awarded in recognition of his assumption of the Chief Executive Officer role. Final results for the four year award period are not yet available. Based on the information currently available, it is anticipated that Protective’s results will place Protective eleventh of the 41 companies in the comparison group. At this level of performance, Mr. Johns would earn approximately $5,942,400 in common stock and cash, representing 120% of his 2002 performance share award.

2005 SAR Grants.   The purpose of the SAR awards made in 2005 was to assure an overall level of compensation consistent with our compensation strategy, and to provide compensation incentives that were aligned with the realization of share owner value. The awards provide long-term incentive compensation based solely on the stock price appreciation of Protective’s common stock. The SARs granted to the Named Executives become exercisable in four equal annual installments, beginning one year from the date of grant (subject to acceleration in the event of death, disability or retirement and, in certain circumstances, a change in control of Protective). The retention SARs granted to certain other officers become exercisable five years after the date of grant (subject to similar acceleration provisions). Upon exercise, each SAR will entitle the holder to the difference between the value of the common stock at the time of exercise and the SAR’s base price of $41.05. This “spread” is payable in common stock (except for a portion payable in cash equal to the income tax withholding obligation due upon the SAR exercise).

Stock Ownership Guidelines

Protective has always encouraged its executive officers to hold shares of its common stock, in order to align their interests with those of the share owners. In 2004, we adopted stock ownership guidelines to formalize this long-standing policy. Under the guidelines, Protective’s officers are not to dispose of shares of common stock unless their holdings exceed a multiple of their base salary. The applicable multiples are:  Chief Executive Officer, five times base salary; Executive Vice Presidents, three times base salary; Senior Officers, two times base salary; and Vice Presidents, one times base salary. We currently review compliance with the guidelines at each year’s March meeting. Each officer has certified that he or she was in compliance with the guidelines for the twelve months ended February 2006.

Employment Continuation Agreements

Protective has Employment Continuation Agreements with the Named Executives and certain other officers. The purpose of these Agreements is to help Protective assure itself of the continued service of the officers and to provide the officers with a degree of financial security if there is a proposed or consummated change of control of Protective. Each Agreement has an initial three-year term, and automatically renews for one additional year on each May 1 unless Protective decides that the Agreement should not be extended. We review the provisions of these Agreements each year, and at our March meeting we consider whether the term of any Agreement should not be extended (taking into account the recommendations of the Chief Executive Officer).

Adoption of SFAS 123

Protective adopted SFAS No. 123 in 1995. Accordingly, Protective’s net income has been reduced by the estimated cost of long-term equity-based incentive and other compensation, and the performance criteria under the AIP and the Long-Term Incentive Plan reflect accruals for estimated compensation to be awarded under the Plans.

Limits to Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits Protective’s tax deduction for annual compensation in excess of $1 million paid to certain executive officers, unless the payments are made under qualifying performance-based compensation plans which meet the Section 162(m) requirements. We have considered the effect of Section 162(m) on Protective’s compensation program to develop our policy with respect to the deductibility of executive compensation. The AIP and Long-Term Incentive Plan have previously been approved by share owners and are designed to comply with the Section 162(m) requirements. In general, we intend to administer the ‘‘performance based’’ portion of the executive compensation program in compliance with the requirements of Section 162(m). However, we believe that in certain circumstances it may be in the best interests of Protective and its share owners to retain the flexibility to exercise our judgment in assessing executive performance and setting compensation for executive officers. Should compliance with Section 162(m) conflict with our compensation policy or with what we believe to be in the best interests of Protective’s share owners, we will act in accordance with our policy notwithstanding the effect such action may have on the deductibility of compensation in any given year.

COMPENSATION AND MANAGEMENT
SUCCESSION COMMITTEE
H. Corbin Day, Chairman
Thomas L. Hamby
Donald M. James
C. Dowd Ritter

PERFORMANCE COMPARISON

The following graph compares total returns on Protective’s common stock over the last five fiscal years to the Standard & Poor’s 500 Stock Index (‘‘S&P 500’’) and to a peer comparison group (‘‘Peer Group’’). The graph assumes that $100 was invested on December 31, 2000, and that all dividends were reinvested. Points on the graph represent performance as of the last business day of each of the years indicated.

Comparison of 5 Year Cumulative Total Return*
Among Protective, the S&P 500 Index and a Peer Group

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends.  Fiscal year ending December 31.

	2000	2001	2002	2003	2004	2005
Protective	$100.00	$91.35	$88.58	$111.37	$143.06	$149.40
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
Peer Group	100.00	83.25	66.82	80.98	91.47	105.88

The companies included in the Peer Group index are the same as those companies included in Protective’s 2005 comparison group of companies for performance share awards under the Long-Term Incentive Plan. The index weights individual company returns for stock market capitalization. The companies included in the Peer Group index are shown in the following table.

Aetna Inc.
Aflac Incorporated
Alfa Corporation
The Allstate Corporation
American International Group, Inc.
AmerUs Group Co.
Annuity and Life Re (Holdings), Ltd.
Aon Corporation
Assurant Inc.
CIGNA Corporation
CNA Financial Corporation
Conseco, Inc.
Delphi Financial Group, Inc.
Erie Family Life Insurance Company
FBL Financial Group, Inc.
Genworth Financial, Inc.
Great American Financial Resources, Inc.
The Hanover Insurance Group, Inc.
   (f/k/a Allmerica Financial Corporation)
The Hartford Financial Services Group, Inc.
Independence Holding Company

Jefferson-Pilot Corporation
Kansas City Life Insurance Company
Lincoln National Corporation
MetLife, Inc.
National Western Life Insurance Company
Nationwide Financial Services, Inc.
Old Republic International Corporation
Penn Treaty American Corporation
The Phoenix Companies, Inc.
Presidential Life Corporation
Principal Financial Group, Inc.
Protective Life Corporation
Prudential Financial, Inc.
Reinsurance Group of America, Incorporated
Scottish Re Group Limited
StanCorp Financial Group, Inc.
Torchmark Corporation
UICI
Unitrin, Inc.
Universal American Financial Corp.
UnumProvident Corporation

The composition of the Peer Group has changed from that used in last year’s proxy statement. American National Insurance Company was deleted, and Assurant Inc., Conseco, Inc. and Genworth Financial, Inc. were added, so the business mix of the companies in the Peer Group would more closely match Protective’s business model.

As discussed in the ‘‘Compensation and Management Succession Committee Report on Executive Compensation,’’ Protective’s long-term incentive compensation is based upon comparisons of Protective’s average return on average equity and total rate of return to that of a comparison group of companies. The following table sets forth the return on average equity and average return on average equity for Protective and the median for the applicable comparison group of companies.

	Protective		Comparison Group Median (1)
Year	ROE (2)	Average ROE (3)(4)	ROE (2)		Average ROE (3)
2005	12.5%	13.0%	12.5	% (5)	10.3	% (5)
2004	13.3	12.7	13.3		9.1
2003	13.8	13.0	11.2		6.0
2002	12.5	13.5	7.2		5.2
2001	7.9	13.7	6.6		6.2

(1)   Companies in the comparison group that have been acquired or have exited the insurance industry have been ranked below the median.

(2)   Return on average equity for the year shown. Average equity excludes net unrealized gains and losses on investments.

(3)   Average return on average equity for the four-year award period ending with the year shown.

(4)   As provided in the Long-Term Incentive Plan, certain special charges were excluded from 2001 net income in determining average ROE for 2002, 2003 and 2004.

(5)   The 2005 comparison group median is not yet determinable. The percentage shown is the best estimate available as of the date of this proxy statement.

GENERAL INFORMATION

Householding

We have adopted a procedure approved by the SEC called ‘‘householding.’’  Under this procedure, multiple share owners who share the same last name and address and who do not participate in electronic delivery may receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing or by telephone at:  Investor Relations, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 268-3573, Fax (205) 268-5547. You may revoke your consent to householding by notifying us at least 30 days before the mailing of proxy materials in March of each year.

If you share an address with another share owner and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the address or telephone number given above.

Other Information

Form 10-K Reports Available. Upon your request we will send you, without charge, a copy of our Annual Report on Form 10-K. Please direct your request to: Investor Relations, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 268-3573, Fax (205) 268-5547. You may also request a copy through the Internet at Protective’s website (www.protective.com). The Annual Report on Form 10-K is also electronically accessible through the Internet from the ‘‘EDGAR Database of Corporate Information’’ on the SEC website (www.sec.gov).

Incorporation by Reference. To the extent that this proxy statement is incorporated by reference into any other filing by Protective under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation and Management Succession Committee Report on Executive Compensation,” “Audit Committee Report” (to the extent permitted by the rules of the SEC), and “Performance Comparison” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Share Owner Proposals and Nominations for the 2007 Annual Meeting. Any proposals of share owners intended to be presented in Protective’s proxy materials and presented at the 2007 annual meeting of share owners must be received in writing by Protective’s Secretary at our home office on or before November 24, 2006. Also, under our Bylaws, nominees for director or other business proposals to be addressed at the meeting may be made by a share owner entitled to vote who has delivered a notice to Protective’s Secretary no later than the close of business on March 2, 2007 and not earlier than close of business on January 31, 2007. The notice must contain the information required by the Bylaws. For a copy of our Bylaws, please direct your request to:  Secretary, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202. These advance notice provisions are in addition to, and separate from, the requirements that a share owner must meet in order to have a proposal included in the proxy statement under SEC rules.

PROTECTIVE LIFE CORPORATION ATTN: INVENTORY SUPPLY ROOM 2801 HIGHWAY 280 SOUTH BIRMINGHAM, AL 35223	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Protective Life Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Protective Life Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				PRTLF1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROTECTIVE LIFE CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR”
ITEMS 1 AND 2

Vote On Directors

1. To elect, as Directors of Protective Life Corporation, the nominees listed below.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

01) J. Gary Cooper	07) Charles D. McCrary	☐	☐	☐
02) H. Corbin Day	08) John J. McMahon, Jr.
03) James S. M. French	09) Malcolm Portera
04) Thomas L. Hamby	10) C. Dowd Ritter
05) John D. Johns	11) William A. Terry
06) Vanessa Leonard	12) W. Michael Warren, Jr.				For	Against	Abstain

Vote On Proposal

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants.					☐	☐	☐

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned share owner(s). If no direction is made, this proxy will be voted FOR Items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For comments, please check this box and write them on the back where indicated.			☐

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future Investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

PROTECTIVE LIFE CORPORATION

Annual Meeting of Share Owners - May 1, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned share owner(s) of Protective Life Corporation, a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 24, 2006, and hereby appoint(s) JOHN D. JOHNS and DEBORAH J. LONG, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Share Owners of Protective Life Corporation, to be held May 1, 2006 at 10.00 A.M., Central Time, at Protective Life Corporation, 2801 Highway 280 South, Birmingham, AL 35223, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side and as further described in the Proxy Statement for such meeting.

Comments:

(If you noted any comments above, please mark corresponding box on other side.)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)